                                                                    Exhibit 12.1

                            ALAMOSA (DELAWARE), INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 Three Months Ended March 31,                      Year Ended December 31,
                               --------------------------------  ----------------------------------------------------------
(dollars in thousands)                 2003         2004            1999        2000        2001       2002         2003
                               --------------------------------  ----------------------------------------------------------

Fixed Charges
      Interest expense               26,537        18,235           2,641      25,775      81,730     102,863      99,914
      Capitalized interest             --            --               657        --         1,752         265        --
      Rental expense                  2,598         2,734             618       1,965       8,260      10,735      10,678
                               --------------------------------  ----------------------------------------------------------
      Total Fixed Charges            29,135        20,969           3,916      27,740      91,742     113,863     110,592
                               ================================  ==========================================================

Earnings
      Net Loss before income taxes  (36,175)      (24,660)        (32,836)    (80,189)   (227,864)   (469,848)    (94,822)
      Fixed Charges                  29,135        20,969           3,916      27,740      91,742     113,863     110,592
      Capitalized interest             --            --              (657)       --        (1,752)       (265)       --
                               --------------------------------  ----------------------------------------------------------
      Earnings                       (7,040)       (3,691)        (29,577)    (52,449)   (137,874)   (356,250)     15,770

      Earnings to Fixed Charges        --            --              --          --          --          --          0.14%

      Deficiency                     36,175        24,660          33,493      80,189     229,616     470,113      94,822